Exhibit 10.10

THIS AGREEMENT is made on 27 October 2003 BETWEEN (1) NTL TRUST LTD a company incorporated under the laws of Nevis and its assigns (the Sellers) and (2) MARINE GROUP INTERNATIONAL INC. of Balboa Plaza Building, Of. 522, Panama, Republic of Panama and its assigns (the Buyers)

Recital of the background

1                                          The Sellers wish to sell and the Buyers wish to buy an ROV Abyssus 500 and the equipment and machinery relating to the said ROV (the ROV) presently lying on board the Motor Vessel NORTHERN HORIZON in the port of Liverpool, United Kingdom for an agreed price of USD 1,830,000 (one million eight hundred and thirty thousand United States Dollars) (the Price).

Terms of the Agreement

2                                          The Buyers will pay the Price to the Sellers by way of exchange of stock and loan notes.

3                                          The Buyers has had an opportunity to inspect the ROV which is sold on a strictly “as is where is basis” and the Buyers have accepted the ROV without inspection of the ROV and the sale is outright and definite subject only to the terms and conditions of this Agreement.

4                                          The closing shall take place in London when in exchange of the payment of the purchase price the Sellers shall deliver to the Buyers a bill of sale dated no later than 31 December 2003 duly executed by the Sellers warranting that the ROV is sold free of all encumbrances, mortgages, debts or claims, except for a first mortgage specifically granted by the buyer to NTL Trust LTD, but without any warranty as to condition duly notarially attested and legalised by apostille or such other form of legalisation as the Buyers shall request prior to the closing together with all technical and commercial papers relating to the operation of the ROV which are in the Sellers’ possession.

5                                          At the time of delivery the Sellers and the Buyers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the ROV from the Sellers to the Buyers.

6                                          The ROV shall be at the Sellers’ risk and expense until it is delivered to the Buyers, but subject to the terms and conditions of this Agreement the ROV shall be delivered and taken over as it was at the time of inspection, fair wear and tear excepted.  The Buyers are fully aware of the age of the ROV and that it has not been in recent use.

7                                          This Agreement shall be governed by and construed in accordance with the laws of Nevis, and any dispute arising out of or in connection with this Contract shall be referred to the courts in Nevis.

IN WITNESS whereof the parties have executed this Agreement as a Deed on the date set out above

/s/ Joan Nesbitt

Signed as its deed on behalf of the Sellers NTL Trust Ltd In the presence of:

Witness

/s/ Sarah Nunez

Signed as its deed on behalf of the Buyers Marine Group International Inc. In the presence of:

Witness